Exhibit 99.1

News Release

Investor Contact:	Michael E. Conley	(972) 443-6557
Media Contact:	Sean S. Clancy	(202) 434-8773

FOR IMMEDIATE RELEASE

Flowserve Reports Increased 2004 Bookings and Debt Paydown;
Confirms Financial Restatement; Announces the Planned Divestiture of Non-core Operations

DALLAS – Feb. 7, 2005 – Flowserve Corp. (NYSE: FLS) today announced increased 2004 bookings and debt reduction, confirmed that it will restate its 2000 through first quarter 2004 financial statements, and announced the planned divestiture of certain non-core operations.

Fourth Quarter, Full Year Bookings and Backlog Increase

Fourth quarter 2004 bookings increased 8 percent, including currency effects of 4 percent, to approximately $660 million compared with $612.3 million in the prior year period. Full year 2004 bookings increased 10 percent to approximately $2.7 billion, including currency effects of 5 percent, compared with $2.4 billion in 2003. Total backlog at the end of 2004 stood at approximately $855 million, 5 percent higher than the $818.2 million reported for the previous year end, including currency effects of 4 percent. The company indicated that it was not yet ready, due to today’s announced restatement and other factors, to report revenues, earnings or financial position for 2004.

“We are encouraged by the stronger business conditions in many of our end-markets, particularly upstream petroleum, general industrial and chemicals,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer. “The expected earnings from our performance improvements and these stronger business conditions will be impacted by the increased costs of approximately $16 million for Sarbanes-Oxley compliance, of which $15 million was previously announced, and approximately $5 million related to expanded internal financial procedures, related professional services and external audit work during 2004.”

2004 Debt Repayment Beats 2003 Amount

In the fourth quarter of 2004, the company repaid $143 million of debt, aided by improved working capital management and by $23 million of the net proceeds from the November 2004 sale of its Government Marine Business Unit. This repayment brings the total of 2004 debt repayments to $210 million, exceeding prior year repayments of $164 million. Since Jan. 1, 2002, Flowserve has paid down more than $600 million of debt. For the first quarter of 2005, the company’s ability to further pay down debt will be impacted by its funding of annual incentive awards, annual pension contributions and other seasonal cash needs.

“Flowserve was primarily built through acquisitions, which significantly boosted our debt levels. As a result, debt repayment has been a stated priority. I am pleased with our

Flowserve Corporation	5215 N. O’Connor Boulevard	Phone 972-443-6500
World Headquarters	Suite 2300	Facsimile 972-443-6800
	Irving, Texas 75039 USA	www.flowserve.com

Exhibit 99.1

News Release

success in 2004 and with the company’s net debt-to-capital ratio, which should fall further below 50 percent at the end of 2004,” Greer said.

Confirms Restatement of Financial Results

The company confirmed it will restate annual financial results for 2000 through 2003 and quarterly results during 2003 and the first quarter 2004. The restatement results from an ongoing comprehensive review of the company’s intercompany accounts, deferred tax accounts, consolidation process, non-U.S. pension accruals, unreconciled accounts at a limited number of facilities and the aggregate impact of other individually insignificant adjustments. The company now estimates the cumulative net reduction in net income for the periods being restated should be less than $20 million and will primarily affect years prior to 2004. This estimate is subject to revision following further ongoing analysis, including the proper amount, classification and applicable periods of the restatement adjustments. The estimated adjustments compare with the company’s reported cumulative operating income of nearly $600 million for the period 2000 through the first quarter of 2004. The company previously announced on Oct. 26, 2004, that it was considering a restatement.

The company now plans to file Form 10-Q reports for the second and third quarters of 2004 and its 2004 Form 10-K report in or shortly before the third quarter of 2005. The company expects to report new material control weaknesses, in addition to those previously announced, arising from its ongoing assessment and expects to receive an adverse opinion on the operating effectiveness of its internal controls from its external auditors. In addition, the company has certain internal control issues in its recordkeeping and other control procedures that have been identified during a pending IRS audit.

The company is aggressively addressing the identified material control weaknesses and related recordkeeping issues, including those involved in the IRS audit. “Under the leadership of our new chief financial officer and his financial management team, we are taking thorough action and making good progress, as a key corporate priority, in improving our internal control processes,” Greer said.

Divestiture Plans

The company also announced that it is planning to divest the non-core service operations, collectively called General Services, of its Flow Control Division. General Services’ operations include on-line services (hot tapping, line stopping and field machining) and distribution and repair for non-Flowserve valves. In 2003, General Services had approximately $84 million of assets and $120 million of revenues. It has 36 locations in the U.S. and Europe and employs approximately 600 people. The company plans to use the proceeds from the proposed divestiture to further reduce debt. Flowserve also expects to recognize a non-cash goodwill impairment charge of less than $15 million in the first quarter of 2005 and to begin reporting General Services as discontinued operations.

Flowserve Corporation	5215 N. O’Connor Boulevard	Phone 972-443-6500
World Headquarters	Suite 2300	Facsimile 972-443-6800
	Irving, Texas 75039 USA	www.flowserve.com

Exhibit 99.1

News Release

The Flow Control Division’s other operations, which include control and industrial valve manufacturing, instrumentation, parts, repair and other services, are not expected to be affected by this divestiture.

“This planned divestiture is in line with Flowserve’s strategy to focus on its end-users and manage its portfolio of businesses,” Greer said. “These non-core operations no longer fit Flowserve’s end-user strategy in that they provide little potential for pull-through of Flowserve original equipment products and parts. We are continuing to see progress on our end-user strategy in all of our operations and will continue to focus on this in 2005.”

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; further repercussions from the terrorist attacks of Sept. 11, 2001, the threat of future attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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Flowserve Corporation	5215 N. O’Connor Boulevard	Phone 972-443-6500
World Headquarters	Suite 2300	Facsimile 972-443-6800
	Irving, Texas 75039 USA	www.flowserve.com